Exhibit 11

                         NBTY, INC. AND SUBSIDIARIES
               Statement Re Computation of Per Share Earnings
                Years ended September 30, 1999, 1998 and 1997

(Dollars and shares in thousands)

                                               Years Ended September 30,
                                            ------------------------------
                                            1999         1998         1997
                                            ----         ----         ----

Net income                                $27,279      $38,840      $29,126
                                          =================================

Weighted average common shares
 outstanding:
  Common shares - basic                    69,640       65,563       64,611

  Common share equivalents (1)              1,186        4,284        4,324
                                          ---------------------------------

  Common shares -diluted                   70,826       69,847       68,935
                                          =================================

Basic net income per share                $  0.39      $  0.59      $  0.45
                                          =================================

Diluted net income per share              $  0.39      $  0.56      $  0.42
                                          =================================

-------------------

<F1>  Common share equivalents consist of dilutive stock options.